Exhibit 10.1

CHANGE OF CONTROL SEVERANCE AGREEMENT

This CHANGE OF CONTROL SEVERANCE AGREEMENT (the “Agreement” or “Severance Agreement”) dated           , 2008 (“Effective Date”) between                 (“Employee”) and Universal Technical Institute, Inc., a Delaware corporation (the “Company”) provides:

WHEREAS, in order to accomplish its objectives, the Company believes it is essential that certain of its executives, such as Employee, be encouraged to remain with the Company in the event of a management transition and thereafter, or in the event there is any change in corporate structure which results in a Change of Control; and

WHEREAS, Employee wishes to have the protection provided for in this Agreement and, in exchange for such protection, is willing to give to the Company, under certain circumstances, a covenant not to compete and a release of all liability.

NOW, THEREFORE, the parties hereto agree as follows:

1. Definitions.

a. “Board of Directors” means the Board of Directors of the Company.

b. “Cause” means one or more of any of the following:

(i) Employee’s conviction of, or plea of guilty or nolo contendere to, any felony or a crime involving embezzlement, conversion of property or moral turpitude;

(ii) A finding by a majority of the Board of Directors of Employee’s fraud, embezzlement or conversion of the Company’s property;

(iii) Employee’s conviction of, or plea of guilty or nolo contendere to, a crime involving the acquisition, use or expenditure of federal, state or local government funds relating to the business and affairs of the Company;

(iv) An administrative or judicial determination that Employee committed fraud or any other violation of law involving federal, state or local government funds relating to the business and affairs of the Company;

(v) A finding by a majority of the Board of Directors of Employee’s knowing breach of any of Employee’s fiduciary duties to any company in the Company Group or the Company’s stockholders or making of an intentional misrepresentation or omission which breach, misrepresentation or omission would reasonably be expected to have a material adverse effect on the business, properties, assets, operations, condition (financial or other) or prospects of any company in the Company Group;

(vi) Employee’s alcohol or substance abuse, which materially interferes with Employee’s ability to discharge the duties, responsibilities and obligations prescribed by this Agreement as determined by a majority of the Board of Directors;

(vii) Employee’s material and knowing failure to observe or comply with law applicable to the business of the Company as an officer or employee of the Company which would reasonably be expected to have a material adverse effect on the business relationship, the business, properties, assets, operations, condition (financial or other), or prospects of any company in the Company Group as determined by a majority of the Board of Directors; or

(viii) Employee’s willful gross misconduct relating to the business of the Company that results in significant harm to the Company or its operation, properties, reputation, goodwill or business relationships as determined by a majority of the Board of Directors, provided that (i) any determination made by the Board of Directors concerning the existence of Cause must be made in good faith and not for purposes of evading the Company’s obligations hereunder; and (ii) a finding of Cause may not be made unless, prior to determining that Cause exists, the Employee shall be given written notice stating in reasonable detail the facts and circumstances deemed by the Company to constitute Cause, and thirty (30) days from receipt of such notice Employee has failed to cure the facts and circumstances set forth in such notice.

c. “Change of Control” means: (i) any sale, lease, exchange, or other transfer (in one transaction or series of related transactions) of all or substantially all of the Company’s assets to any person or group of related persons under Section 13(d) of the Securities Exchange Act of 1934 (“Group”); (ii) the Company’s shareholders approve and complete any plan or proposal for the liquidation or dissolution of the Company; (iii) any person or Group becomes the beneficial owner, directly or indirectly, of shares representing more than 50% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors of the Company (“Voting Stock”) and such person or Group has the power and authority to vote such shares; (iv) any person or Group acquires sufficient shares of Voting Stock to elect a majority of the members of the Board; or (v) the completion of a merger or consolidation of the Company with another entity in which holders of the Company stock immediately before the completion of the transaction hold, directly or indirectly, immediately after the transaction, 50% or less of the common equity interest in the surviving corporation in the transaction. Notwithstanding the foregoing, in no event will a Change of Control be deemed to have occurred as a result of an initial public offering of the Company stock. Also, notwithstanding anything to the contrary herein, the fact that a transaction or event is defined as a Change of Control for purposes of this Agreement shall not evidence or infer that the transaction or event constitutes a change of control for purposes of, including but not limited to, any determination or definition of the Department of Education, any licensing agency, or for determining the duties of the Company’s Board of Directors under Delaware corporate law.

d. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

e. “Company Group” shall mean the entities listed on Schedule 1.

f. “Compete” shall mean to directly or indirectly own, operate, manage, join, control, be employed by, be a consultant to, invest in, or become a director, officer, agent, partner, member, independent contractor or shareholder of any Competitive Business, as defined below. As used in this Agreement, “Compete” does not include purely passive investments in any publicly traded company so long as Employee does not directly or indirectly own, acquire or obtain options to acquire, 5% or more of any class of shares in such company.

g. “Competitive Business” means any (a) post secondary educational entity or institution which conducts educational programs in the areas of automotive, motorcycle, marine, diesel, or collision repair and refinishing technologies (or a combination of these programs), or (b) entity engaged in any other business conducted, or engaged in, by any company in the Company Group, at the time of the Change of Control.

h. “Confidential Information” means any confidential information including, without limitation, any study, data, calculations, software, storage media or other compilation of information, patent, patent application, copyright, “know-how”, trade secrets, customer, student or prospective student lists or information, details of client, student, consultant, vendor, supplier or manufacturer contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source or object codes), processes, procedures, formulae, improvements or other proprietary or intellectual property of any company in the Company Group, whether or not in written or tangible form, and whether or not registered, including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. Notwithstanding the foregoing, the term “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that is or becomes, generally available to the public other than as a result of a disclosure by the Employee not permissible hereunder.

i. “Good Reason,” when used with reference to a voluntary termination by Employee of Employee’s employment with the Company, shall mean any of the following conditions, provided that Employee (a) provides the Company with actual notice of the condition giving rise to the termination within ninety (90) days of the initial existence of the condition, (b) provides the Company with the opportunity to cure within thirty (30) days of the notice, and (c) terminates employment within two (2) years of the initial existence of the condition:

(i) a material diminution in:

(A) Employee’s base compensation;

(B) Employee’s authority, duties or responsibilities; provided that, a material diminution of Employee’s authority, duties or responsibilities shall be deemed to have occurred if Employee ceases to have such authorities, duties or responsibilities with respect to the entity which is the ultimate parent entity of the Company Group following the Change of Control;

(ii) A material change in the geographic location at which the Employee must perform the services.

(iii) Any other action or inaction that constitutes a material breach by the Company of this Agreement and such breach is not cured as set forth in Section 1(i) above.

j. “Market” means anywhere in the United States or Puerto Rico. If an arbitrator or arbitration panel finds that this definition of Market is unreasonable, then the Market will be considered to mean all states in which the Company has a campus or other training center and all states that are contiguous to a state in which the Company has a campus or training center. If an arbitrator or arbitration panel finds that this definition of Market is unreasonable, the Market shall mean all states in which the Company has a campus or other training center.

k. “Regulations” means any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority.

l. “Specified Employee” means any Company employee that the Company determines is a Specified Employee within the meaning of Section 409A of the Code. The Company shall determine whether an employee is a Specified Employee by applying reasonable, objectively determinable identification procedures set forth in a resolution of the Board of Directors issued before December 31, 2007.

m. “Term” means the period commencing on the Effective Date and terminating two (2) years after the Effective Date; provided, however, that the Term shall automatically be extended for successive additional one (1) year periods unless either party to this Agreement provides the other party with notice of termination of this Agreement at least ninety (90) days prior to the expiration of the initial two (2) year period or any one (1) year period thereafter. Employee acknowledges that the Compensation Committee of the Company’s Board of Directors shall have the discretion to review this Agreement from time to time and the Company has no obligation to continue this Agreement beyond the initial two (2) year period if appropriate notice is given.

n. “Termination Date” shall mean the last day of Employee’s employment with the Company.

2. Termination Which is for Cause or Without Good Reason.

a. Following a Change of Control, Employee’s employment may be terminated by the Company for Cause at any time, effective upon the giving to Employee of written notice of termination specifying in detail the particulars of the conduct of Employee deemed by the Company to justify such termination for Cause. Employee may terminate Employee’s employment with the Company at any time.

b. If termination is for Cause or is voluntary without Good Reason, the Company shall pay to Employee on the Termination Date (i) the full base salary earned by Employee through the Termination Date and unpaid at the Termination Date, including any accrued but unused vacation, and (ii) all other amounts earned by Employee and unpaid as of the Termination Date.

c. If termination is for Cause or is voluntary without Good Reason, Employee’s then current medical and dental benefits will continue pursuant to Company policy, until the fifteenth (15th) day of the month in which termination occurs if termination occurs between the first (1st) and fifteenth (15th) day of the month and through the end of the month in which termination occurs if termination occurs between the sixteenth (16th) day of the month and the end of the month. Beginning on the first day that active employee coverage is ineffective, Employee may elect to continue current medical and dental benefits for up to eighteen (18) months in accordance with the plan provisions and the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

3. Termination of Employment Which is Without Cause or is for Good Reason. The Company may terminate Employee’s employment with or without cause at any time without notice. Subject to the provisions of Section 6 below, upon termination of Employee’s employment within twelve (12) months after a Change of Control which occurs during the Term and is without Cause or is voluntary by Employee for Good Reason, Employee shall receive the following payments and benefits:

a. The Company shall pay to Employee during the twelve (12) month period following the Termination Date an amount equal to x/12 1 multiplied by Employee’s base annual salary at the highest rate in effect at any time during the twelve (12) months immediately preceding the Termination Date. Employee will be paid in equal biweekly installments in accordance with Company’s regular payroll periods and practices. In addition, the Company shall pay to Employee, during the twelve (12) month period following the Termination Date, Employee’s targeted bonus for the fiscal year in which the Termination Date occurs prorated to the Termination Date. Employee will be paid this bonus amount in equal bi-weekly installments according to the Company’s regular payroll periods and practices. The first payment to which Employee is entitled will be paid to Employee on the first day of the month following the expiration of the revocation period, if any, set forth in Exhibit A. At all times, the right to each monthly payment made under this section 3(a) shall be treated as the right to a series of separate payments within the meaning of 26 CFR §1.409A-2(b) (2) (iii).

Notwithstanding the foregoing, if the Employee is a Specified Employee on the Termination Date, all monthly payments, if any, that are to be made following the fifteenth (15th) day of the third (3rd) month of Employee’s taxable year following the taxable year in which the Termination Date occurred, but before the date which is six (6) months following the Termination Date, that are, in the aggregate, in excess of the Excludable Compensation shall be paid in a lump-sum on the first (1st) day of the seventh (7th) month following the Employee’s Termination Date or, if earlier, the date the Employee dies following the Termination Date. For purposes of this Section 3(a), “Excludable Compensation” shall equal the lesser of two times (i) the Employee’s annualized base compensation for the taxable year prior to the taxable year in which the Termination Date occurred or (ii) the applicable limit set forth in §401(a) (17) of the Code for the year in which the Termination Date occurred.

b. To the extent Employees’ Termination Date is prior to the date on which the Company has paid any bonus to which the Employee may be entitled for the fiscal year immediately preceding the Termination Date (i.e. between the end of the fiscal year and the bonus payout), Employee will receive such bonus in a lump sum on or before March 15th of the calendar year following the calendar year in which the Termination Date occurs.

[1]	For purposes of this Section 3(a), the numerator “x” shall be twelve unless an arbitrator or an arbitration panel determines the restricted period in Section 7(a) (i) (A) should be less than twelve months, in which case the numerator “x” shall be the number of months so determined to be reasonably necessary to protect the Company’s legitimate business interests.

c. Employee’s then current medical and dental benefits will continue pursuant to Company policy, until the fifteenth (15th) day of the month if the Termination Date occurs between the first (1st) and fifteenth (15th) day of the month in which termination occurs and through the end of the month if the Termination Date occurs between the sixteenth (16th) day of the month and the end of the month in which termination occurs. Beginning on the first day that active employee coverage is ineffective, Employee may elect to continue current medical and dental benefits for up to eighteen (18) months in accordance with any applicable plan provisions and the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). In addition, the Company will continue to pay a monthly amount equal to the Company paid portion of the insurance premium for the coverage held by Employee as of the Termination Date, and any administrative fee, for a period of twelve (12) months, provided the Employee makes a timely election to receive COBRA benefits and pays the Employee portion of the premium, if any. Following the end of this period, Employee will be responsible to pay the full cost of the premium plus a two percent (2%) administrative fee.

Upon Employee’s employment with another employer during such period, to the extent covered by the new employer’s plan, paid coverage under the Company’s plan shall lapse, subject to any continuation of coverage rights under Section 601 of ERISA.

Employee’s participation in and/or coverage under all other employee benefit plans, programs or arrangements sponsored or maintained by the Company shall cease to be effective as of the Termination Date, unless such benefit, program or plan is inalienable under the law or the terms of an insured employee benefit plan, program or arrangement provide for an earlier date of termination due to an “actively at work” requirement that ceases to be satisfied prior to the Termination Date.

d. All stock Awards (as defined in any applicable Plan), including stock options or restricted stock shall vest and be paid according to the terms and provisions of the Plan and the grant Agreement under which such Award was granted.

e. The Company shall pay for reasonable outplacement services through a provider selected by the Company for the twelve (12) months immediately following the Termination Date.

f. Employee shall be entitled to all of the payments and benefits specified in this Section 3; provided that the amount payable under Section 3 and otherwise due to a Change of Control do not (i) constitute an “excess parachute payment” (as defined in Section 280G of the Code) and, (ii) cause the Employee to be required to pay an excise tax under Section 4999 of the Code. If such a reduction is necessary, the aggregate amount payable to Employee under this Section 3 shall be reduced to the largest amount that would result in no portion of the amounts payable to Employee upon a Change of Control being subject to the excise tax under Section 4999 of the Code. The determination of the reductions to be made shall be made by the Company’s designated certified public accountants. and such determination shall be conclusive and binding on the Employee and the Company.

g. Notwithstanding any other provision of this Agreement to the contrary, neither the time nor the schedule of any payment under this Agreement may be accelerated or subject to a further deferral except as provided in 26 C.F.R. § 1.409A 3 (j) (4).

h. Employee does not have any right to make any election regarding the time or form of any payment due under this Agreement.

i. If the Company fails to make any payment under this Agreement, either intentionally or unintentionally, within the time period specified in this Agreement, but the payment is made within the same calendar year, such payment will be treated as made within the time period specified in the Agreement pursuant to 26 C.F.R. § 1.409A 3(d). In addition, if a payment is not made due to a dispute with respect to such payment, the payment may be delayed in accordance with 26 C.F.R. § 1.409A 3(g).

j. For purposes of this Agreement, the determination of whether Employee has terminated employment will be made in accordance with 26 C.F.R. § 1.409A-1(h)(1).

k. This Agreement shall be administered in compliance with Section 409A of the Code and each provision of the Agreement shall be interpreted, to the extent possible, to comply with Section 409A.

4. Mitigation or Reduction of Benefits. Employee shall not be required to mitigate the amount of any payment provided for in Section 3 by seeking other employment or otherwise. Except as otherwise specifically set forth herein, the amount of any payment or benefits provided in Section 3 shall not be reduced by any compensation or benefits or other amounts paid to or earned by Employee as the result of employment by another employer or otherwise after the Termination Date.

5. Employee Expenses After Change in Control. If Employee’s employment is terminated by the Company within twelve (12) months after a Change of Control which occurs during the Term and there is a dispute with respect to this Agreement, then Employee’s reasonable legal expenses incurred by Employee (a) to defend the validity of this Agreement, (b) if Employee’s employment has been terminated for Cause, to contest such termination, (c) to contest any determinations by the Company concerning the amounts payable by the Company under this Agreement, or (d) to otherwise obtain or enforce any right or benefit provided to Employee by this Agreement, shall be paid by the Company if Employee is the prevailing party. Such legal expenses shall be paid, if at all, within thirty (30) days of the date of the determination that Employee is the prevailing party, but in no event later than December 31st of the taxable year following the year in which the Employee incurred the legal expense. The legal expenses reimbursed in one taxable year will not affect the legal expenses eligible for reimbursement by the Company in a different taxable year. Employee may not elect to receive cash or any other benefit in lieu of the benefits provided by this Section.

6. Release. In order to receive payments and benefits described in Section 3, other than those provided in Section 2.b and 2.c, after the Termination Date, Employee must execute a Release in the form attached as Exhibit A and that Release must become effective. If Employee fails to sign the Release within the period provided in the Release, or if Employee revokes the Release within the seven (7) day revocation period provided therein, Employee will forfeit any right to the payments and benefits described in Section 3. As a general rule, Employee shall receive the Release from the Company on or before Employee’s Termination Date, but in no event will Employee receive the Release more than ten (10) days following Employee’s Termination Date.

7. Covenant Not to Compete. Payments and benefits payable pursuant to Sections 3.a, 3.b, 3.c and 3.e are subject to the following restrictions.

a. Post-Termination Restrictions.

(i) Employee acknowledges that the services provided by Employee to the Company give Employee the opportunity to have special knowledge of the Company and its Confidential Information and the capabilities of individuals employed by or affiliated with the Company and that interference in these relationships would cause irreparable injury to the Company. In consideration of the payments and benefits set forth above, Employee covenants and agrees that:

(A) From the Effective Date hereof until twelve (12) months (or for six (6) months if an arbitrator or arbitration panel finds that twelve (12) months are unreasonable) after the Termination Date, Employee will not, without the express written approval of the Chief Executive Officer of the Company, directly or indirectly, anywhere in the Market, in one or a series of transactions, Compete against any company in the Company Group, without regard to (a) whether the Competitive Business has its office or other business facilities within or without the Market, (b) whether any of the activities of the Employee referred to above occur or are performed within or without the Market, or (c) whether the Employee resides, or reports to an office, within or without the Market.

(B) Without regard to the reason for Employee’s termination, from the effective date hereof until twelve (12) months after the Termination Date (which shall not be reduced by (a) any period of violation of this Agreement by Employee or (b) if the Company is the prevailing party in any litigation to enforce its rights under this Section 7, the period which is required for such litigation, Employee will not, without the express prior written approval of the Chief Executive Officer of the Company, directly or indirectly, in one or a series of transactions: (i) recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, customer, agent, representative or any other person which has a business relationship with any company in the Company Group or had a business relationship with any company in the Company Group within the twenty-four (24) month period preceding the date of the incident in question, to discontinue, reduce or modify such employment, agency or business relationship with any company in the Company Group; or (ii) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is then (or was at any time within twenty-four (24) months prior to the date the Employee or the Competitive Business employs or seeks to employ such person) employed or retained by any company in the Company Group. Notwithstanding the foregoing, nothing herein shall prevent the Employee from providing a personal letter of recommendation to an employee with respect to a future or any other employment opportunity.

(C) The scope and term of this Section 7 would not preclude Employee from earning a living in an occupation or position with an entity that is not a Competitive Business. Upon the determination of a majority of the Board of Directors that Employee has breached Employee’s obligations in any material respect under this Section 7, the

Company, in addition to pursuing all available remedies under this Agreement, at law or otherwise, and without limiting its right to pursue the same, shall cease all payments and benefits to Employee under this Agreement.

b. Acknowledgment Regarding Restrictions. Employee recognizes and agrees that the restraints contained in Section 7.a (both separately and in total) are reasonable and should be fully enforceable in view of the high level positions Employee has had with the Company, and the Company’s legitimate interests in protecting its Confidential Information and its goodwill and relationships. Employee specifically hereby acknowledges and confirms that Employee is willing and intends to, and will, abide fully by the terms of Section 7.a of this Agreement. Employee further agrees that the Company would not have adequate protection if Employee were permitted to work in a Competitive Business in violation of the terms of this Agreement since the disclosure of such information is inevitable and the Company would be unable to verify whether its Confidential Information was being disclosed and/or misused.

c. Company’s Right to Injunctive Relief. In the event of a breach or imminent breach of any of Employee’s duties or obligations in this Agreement, including, without limitation, Employee’s duties and responsibilities under the terms and provisions of Section 7.a of this Agreement, the Company shall be entitled to immediately cease all payments and benefits to Employee under Section 3.a, b, c and e and, in the event of an actual breach, require Employee to disgorge and repay to Company all payments and benefits previously paid to or conferred upon Employee under this Agreement. Employee agrees that if Employee breaches any duties or obligations Employee has under this Agreement, that Employee has no right to any money under this Agreement and that Employee must return any money paid to Employee hereunder. In addition to any other legal or equitable remedies the Company may have (including any right to damages that it may suffer), the Company shall be entitled to temporary, preliminary and permanent injunctive relief restraining such breach or imminent breach. Employee hereby expressly acknowledges that the harm which might result to Company’s business as a result of noncompliance by Employee with any of the provisions of Section 7.a would be largely irreparable. Employee specifically agrees that if there is a question as to the enforceability of any of the provisions of Section 7.a hereof, Employee will not engage in any conduct inconsistent with or contrary to such Section until after the question has been resolved by an arbitrator or arbitration panel. Employee undertakes and agrees that if Employee breaches or threatens to breach the Agreement, Employee shall be liable for any attorneys’ fees and costs incurred by Company in enforcing its rights hereunder.

d. Employee Agreement to Disclose this Agreement. Employee agrees to disclose, during the twelve-month period following a Termination Date described in Section 1.n the terms of this Section 7 to any potential future employer.

8. Confidential Information.

a. During and after the Term, Employee will not, directly or indirectly, in one or a series of transactions, disclose to any person, or use or otherwise exploit for the Employee’s own benefit or for the benefit of anyone other than the Company, any Confidential Information, whether prepared by Employee or not; provided, however, that any Confidential Information may be disclosed (i) to officers, representatives, employees and agents of the Company who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the business, and (ii) in good faith by the Employee in connection with the performance of Employee’s duties hereunder to persons who are authorized to receive such information by the Company. Employee shall use Employee’s best efforts to prevent the removal of any Confidential Information from the premises of the Company, except as required in Employee’s normal course of employment by the Company. Employee shall use Employee’s best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by Employee hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. Employee shall have no obligation hereunder to keep confidential any Confidential Information, if and to the extent disclosure of any such information is specifically required by law; provided, however, that in the event disclosure is required by applicable law, the Employee shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order. At the request of the Company, Employee agrees to deliver to the Company, at any time during the Term, or thereafter, all Confidential Information which Employee may possess or control. Employee agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by Employee during the Term exclusively belongs to the Company (and not to Employee). Employee will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership.

b. Employee further agrees that provisions of this Agreement shall be held in strict confidence by Employee and the Company and shall not be publicized or disclosed in any manner whatsoever; provided however, that: (a) Employee may disclose this Agreement to his/her immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (e) Employee must disclose the provisions of Section 7 to prospective employers as set forth in Section 7.d.

c. The terms of this entire Section 8 shall survive the termination of this Agreement regardless of who terminates this Agreement or the reasons therefore.

9. Notice. All notices hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally or by courier, or (b) on the third business day following the mailing thereof by registered or certified mail, postage prepaid, or (c) on the first business day following the mailing thereof by overnight delivery service, in each case addressed as set forth below:

If to the Company:

Universal Technical Institute, Inc.
20410 North 19th Avenue, Suite 200
Phoenix, Arizona 85027
Facsimile No.: (623) 445-9501
Attn: General Counsel

If to Employee:

Any party may change the address to which notices are to be addressed by giving the other party written notice in the manner herein set forth.

10. Agreement to Arbitrate. All disputes or claims regarding this Agreement shall be submitted for resolution exclusively to binding arbitration under the Employment Arbitration Rules of the American Arbitration Association in Phoenix, AZ, no later than six (6) months from the date such claim arises. The arbitrator or arbitration panel shall have the authority to award attorney’s fees and cost to the prevailing party. Any temporary or permanent injunctive relief ordered by the arbitrator or the arbitration panel may be enforced in a court of competent jurisdiction by either party by seeking judicial confirmation of such award.

11. Successors; Binding Agreement.

a. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, upon or prior to such succession, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. A copy of such assumption and agreement shall be delivered to Employee promptly after its execution by the successor. Failure of the Company to obtain such agreement, upon or prior to the effectiveness of any such succession, shall be a breach of this Agreement and shall entitle Employee to benefits from the Company in the same amounts and on the same terms as Employee would be entitled hereunder if Employee terminated Employee’s employment without cause or for Good Reason. For purposes of the preceding sentence, the date on which any such succession becomes effective shall be deemed the Termination Date. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 11.a or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

b. This Agreement is personal to Employee and Employee may not assign or delegate any part of Employee’s rights or duties hereunder to any other person, except that this Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives, executors, administrators, heirs and beneficiaries.

12. Severability. If any provision of this Agreement, or the application thereof, to any person or circumstance shall, to any extent, be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. An arbitrator or arbitration panel can reasonably modify this Agreement by rewriting it and/or it can “blue-pencil” this Agreement by striking things out.

13. Headings. The headings in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

14. Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15. Waiver. Neither any course of dealing nor any failure or neglect of either party hereto, in any instance, to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance. Without limiting the generality of the foregoing, Employee’s continued employment without objection shall not constitute Employee’s consent to, or a waiver of Employee’s rights with respect to, any circumstances constituting Good Reason, provided that Employee gives notice as required in Section 1.i. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of the Company, by the Company’s Chief Executive Officer.

16. Entire Agreement. This instrument constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter.

17. Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Employee and the Company’s Chief Executive Officer.

18. Governing Law. In light of Company’s and Employee’s substantial contacts with the State of Arizona, the facts that the Company is headquartered in Arizona and Employee resides in and provides services to the Company in Arizona, the parties’ interests in ensuring that disputes regarding the interpretation, validity and enforceability of this Agreement are resolved on a uniform basis, and Company’s execution of, and the making of, this Agreement in Arizona, the parties agree that: (i) any arbitration or litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted exclusively in the state of Arizona; and (ii) the Agreement shall be interpreted in accordance with and governed by the laws of the State of Arizona, without regard for any conflict/choice of law principles.

IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the day and year first above written.

UNIVERSAL TECHNICAL INSTITUTE, INC.

By:

SCHEDULE 1

Companies in the Company Group consist of:

a. Universal Technical Institute, Inc.
b. UTI Holdings, Inc.
c. U.T.I. of Illinois, Inc.
d. Universal Technical Institute of Texas, Inc.
e. Universal Technical Institute of California, Inc.
f. Custom Training Group, Inc.
g. The Clinton Harley Corporation
h. Universal Technical Institute of Arizona, Inc.
i. Universal Technical Institute of North Carolina, Inc.
j. Universal Technical Institute of Northern California, Inc.
k. Universal Technical Institute of Massachusetts, Inc.
l. Universal Technical Institute of Pennsylvania, Inc.
m. Universal Technical Institute of Phoenix, Inc.

Exhibit A
RELEASE

This RELEASE (the “Release”) dated               ,                is by and between                (“Employee”) and Universal Technical Institute, Inc., a Delaware corporation (“Company”);

WHEREAS, the Company and Employee are parties to a Change of Control Severance Agreement dated            , 2007 (the “Severance Agreement”), which provides certain protection to Employee in the event of management transition and thereafter and in the event there is any change in corporate structure which results in a Change of Control of the Company; and,

WHEREAS, the execution of this Release is a condition precedent to, and material inducement to, the Company’s provision of certain payments and benefits under the Severance Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1. Mutual Promises. The Company undertakes the obligations contained in the Severance Agreement, which are in addition to any compensation to which Employee might otherwise be entitled, in exchange for Employee’s promises and obligations contained herein. The Company’s obligations are undertaken in lieu of any other severance benefits.

2. Release of Claims; Agreement Not to File Suit.

a. Employee, for and on behalf of him or herself and his/her heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, agrees to, and does, release and forever discharge the Company and its subsidiaries and affiliates, each of their shareholders, directors, officers, employees, agents and representatives, and its successors and assigns (collectively, the “Company Released Persons”), from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise from matters which occurred prior to the date of this Release, which matters include without limitation: (i) the matters covered by the Severance Agreement and this Release, (ii) Employee’s employment, and/or termination from employment with the Company, and (iii) any claims which might otherwise arise in the future as a result of arrangements or agreements in effect as of the date of this Release or the continuance of such arrangements and agreements.

b. Employee, for and on behalf of him or herself and his/her heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, agrees that Employee will not file or otherwise submit any claim, complaint, arbitration demand, or action to any court, organization, or judicial forum (nor will Employee permit any person, group of persons, or organization to take such action on Employee’s behalf) against any Company Released Person arising out of any actions or non actions on the part of any Company Released Person arising before the date of this Release or any action taken after the date of this Release pursuant to the Severance Agreement. Employee further agrees that in the event that any person or entity should bring such a charge, claim, complaint, or action on Employee’s behalf, Employee hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed.

c. The charges, claims, complaints, matters, demands, damages, and causes of action referenced in Sections 2(a) and 2(b) include, but are not limited to: (i) any breach of an actual or implied contract of employment between Employee and any Company Released Person, (ii) any claim of unjust, wrongful, or tortious discharge (including, but not limited to, any claim of fraud, negligence, retaliation for whistle blowing, or intentional infliction of emotional distress), (iii) any claim of defamation or other common law action, or (iv) any claims of violations arising under the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Family and Medical Leave Act, the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §201 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. §701 et seq., or any other relevant federal, state, or local statutes or ordinances, or any claims for pay, vacation pay, insurance, or welfare benefits or any other benefits of employment with any Company Released Person arising from events occurring prior to the date of this Release other than those payments and benefits specifically provided herein and in the Severance Agreement.

d. This Release shall not affect Employee’s right to any governmental benefits payable under any Social Security or Worker’s Compensation law now or in the future.

e. This Release does not affect Employee’s right to participate in any federal, state or local investigation by any governmental agency or to challenge the validity of this Agreement. Further, this Release is not intended to be a release of any claims under the Arizona Minimum Wage Act, effective January 1, 2007.

3. Release of Benefit Claims. Employee, for and on behalf of him or herself and his/her heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, further releases and waives any claims for pay, vacation pay, insurance or welfare benefits or any other benefits of employment with any Company Released Person arising from events occurring prior to the date of this Release other than claims to the payments and benefits specifically provided for in the Severance Agreement and claims for benefits which are not subject to waiver under the law.

4. Revocation Period; Knowing and Voluntary Agreement. Employee acknowledges that he/she is knowingly and voluntarily waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act, as amended, (“ADEA”). Employee also acknowledges that the consideration given for the waiver and release in the Severance Agreement is in addition to anything of value to which he/she is would be entitled to without this Agreement. Employee further acknowledges that Employee is advised by this writing, as required by the ADEA, that: (a) this waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Employee has been advised of having had the right to consult with an attorney prior to signing this Agreement; (c) Employee has twenty-one (21) days to consider this Agreement (although Employee may choose to voluntarily execute this Agreement earlier); (d) Employee has seven (7) days following the signing of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by the Employee.

5. Severability. If any provision of this Release or the application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the remainder of this Release and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Release shall be valid and enforceable to the fullest extent permitted by law.

6. Headings. The headings in this Release are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Release.

7. Counterparts. This Release may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8. Entire Agreement. This Release and related Severance Agreement constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter.

9. Governing Law. This Release shall be governed by, and construed and enforced in accordance with, the laws of the State of Arizona, without reference to the conflict of laws rules of such State.

IN WITNESS WHEREOF, Employee and the Company have executed this Release as of the day and year first above written.

UNIVERSAL TECHNICAL INSTITUTE, INC.

By:

EMPLOYEE

By: